Exhibit 99.1

CENCORA REPORTS FISCAL 2025 THIRD QUARTER RESULTS
Revenue of $80.7 billion for the Third Quarter, an 8.7 percent Increase Year-Over-Year
Third Quarter GAAP Diluted EPS of $3.52 and Adjusted Diluted EPS of $4.00
Adjusted Diluted EPS Guidance Range Raised to $15.85 to $16.00 for Fiscal 2025

CONSHOHOCKEN, PA, August 6, 2025 - Cencora, Inc. (NYSE: COR) reported that in its fiscal year 2025 third quarter ended June 30, 2025, revenue increased 8.7 percent year-over-year to $80.7 billion. On the basis of U.S. generally accepted accounting principles (GAAP), diluted earnings per share (EPS) was $3.52 for the third quarter of fiscal 2025 compared to $2.42 in the prior year third quarter. Adjusted diluted EPS, which is a non-GAAP financial measure that excludes items described below, increased 19.8 percent to $4.00 in the fiscal third quarter from $3.34 in the prior year third quarter.

Cencora is updating its outlook for fiscal year 2025. The Company does not provide forward-looking guidance on a GAAP basis as discussed below in Fiscal Year 2025 Expectations. Adjusted diluted EPS guidance has been raised from the previous range of $15.70 to $15.95 to a range of $15.85 to $16.00.

“Cencora delivered strong financial results in the third fiscal quarter, driven by our pharmaceutical-centric strategy and focus on our growth priorities,” said Robert P. Mauch, President and Chief Executive Officer of Cencora.

“Our teams are fueling our growth as they identify opportunities and customer-centric solutions that strengthen our value proposition as the partner of choice,” Mauch continued. “We are guided by our purpose and focused on our strategic drivers of digital transformation, investing in our talent and culture, prioritizing growth-oriented investments and increasing productivity.”

Third Quarter Fiscal Year 2025 Summary Results

	GAAP	Adjusted (Non-GAAP)
Revenue	$80.7B	$80.7B
Gross Profit	$2.9B	$2.9B
Operating Expenses	$2.0B	$1.8B
Operating Income	$0.9B	$1.1B
Interest Expense, Net	$82M	$82M
Effective Tax Rate	23.0%	20.7%
Net Income Attributable to Cencora, Inc.	$687M	$781M
Diluted Earnings Per Share	$3.52	$4.00
Diluted Shares Outstanding	195.2M	195.2M

Below, Cencora presents descriptive summaries of the Company’s GAAP and adjusted (non-GAAP) quarterly results. In the tables that follow, GAAP results and GAAP to non-GAAP reconciliations are presented. For more information related to non-GAAP financial measures, including adjustments made in the periods presented, please refer to the “Supplemental Information Regarding Non-GAAP Financial Measures” following the tables.

Third Quarter GAAP Results

•Revenue: In the third quarter of fiscal 2025, revenue was $80.7 billion, up 8.7 percent compared to the same quarter in the previous fiscal year, due to an 8.5 percent increase in revenue within the U.S. Healthcare Solutions segment and a 10.5 percent increase in revenue within the International Healthcare Solutions segment.

•Gross Profit: Gross profit in the third quarter of fiscal 2025 was $2.9 billion, a 20.6 percent increase compared to the same quarter in the previous fiscal year, primarily due to the increase in gross profit in both reportable segments and a LIFO credit in the current year quarter in comparison to LIFO expense in the prior year quarter, offset in part by lower gains from antitrust litigation settlements in the current year quarter. Gross profit as a percentage of revenue was 3.60 percent, an increase of 35 basis points from the prior year quarter due to the increase in U.S. Healthcare Solutions gross profit margin, driven primarily from the January 2025 acquisition of Retina Consultants of America (RCA).

•Operating Expenses: In the third quarter of fiscal 2025, operating expenses were $2.0 billion, a 17.3 percent increase compared to the same quarter in the previous fiscal year, primarily driven by an increase in distribution, selling, and administrative expenses as a result of the January 2025 acquisition of RCA and to support our revenue growth.

•Operating Income: In the third quarter of fiscal 2025, operating income was $0.9 billion, an increase of 29.0 percent compared to the same quarter in the previous fiscal year due to the increase in gross profit, offset in part by the increase in operating expenses. Operating income as a percentage of revenue was 1.08 percent in the third quarter of fiscal 2025 compared to 0.91 percent in the prior year quarter.

•Interest Expense, Net: In the third quarter of fiscal 2025, net interest expense was $81.8 million, an increase of $50.5 million from the prior year quarter primarily due to an increase in interest expense as a result of our issuance of senior notes and a variable-rate term loan to finance a portion of the January 2025 acquisition of RCA, and increased revolving credit facility borrowings to cover short-term working capital needs.

•Effective Tax Rate: The effective tax rate was 23.0 percent for the third quarter of fiscal 2025 compared to 22.4 percent in the prior year quarter.

•Diluted Earnings Per Share: Diluted earnings per share was $3.52 in the third quarter of fiscal 2025, a 45.5 percent increase compared to $2.42 in the previous fiscal year’s third quarter.

•Diluted Shares Outstanding: Diluted weighted average shares outstanding for the third quarter of fiscal 2025 were 195.2 million, a decrease of 2.4 percent versus the prior year third quarter primarily due to share repurchases.

Third Quarter Adjusted (non-GAAP) Results

•Revenue: No adjustments were made to the GAAP presentation of revenue. In the third quarter of fiscal 2025, revenue was $80.7 billion, up 8.7 percent compared to the same quarter in the previous fiscal year, due to an 8.5 percent increase in revenue within the U.S. Healthcare Solutions segment and a 10.5 percent increase in revenue within the International Healthcare Solutions segment.

•Adjusted Gross Profit: Adjusted gross profit in the third quarter of fiscal 2025 was $2.9 billion, a 20.7 percent increase compared to the same quarter in the previous fiscal year due to the increase in gross profit in both reportable segments. Adjusted gross profit as a percentage of revenue was 3.55 percent in the fiscal 2025 third quarter, an increase of 36 basis points from the prior year quarter due to the increase in U.S. Healthcare Solutions gross profit margin, driven primarily from the January 2025 acquisition of RCA.

•Adjusted Operating Expenses: In the third quarter of fiscal 2025, adjusted operating expenses were $1.8 billion, a 20.8 percent increase compared to the same quarter in the previous fiscal year, primarily driven by an increase in distribution, selling, and administrative expenses as a result of the January 2025 acquisition of RCA and to support our revenue growth.

•Adjusted Operating Income: In the third quarter of fiscal 2025, adjusted operating income was $1.1 billion, a 20.6 percent increase compared to the same quarter in the prior fiscal year due to the increase in gross profit, offset in part by the increase in operating expenses. Adjusted operating income as a percentage of revenue was 1.31 percent in the fiscal 2025 third quarter, an increase of 13 basis points when compared to the prior year quarter.

•Interest Expense, Net: No adjustments were made to the GAAP presentation of net interest expense. In the third quarter of fiscal 2025, net interest expense was $81.8 million, an increase of $50.5 million from the prior year quarter primarily due to an increase in interest expense as a result of our issuance of senior notes and a variable-rate term loan to finance a portion of the January 2025 acquisition of RCA, and increased revolving credit facility borrowings to cover short-term working capital needs.

•Adjusted Effective Tax Rate: The adjusted effective tax rate was 20.7 percent for the third quarter of fiscal 2025 compared to 21.0 percent in the prior year quarter.

•Adjusted Diluted Earnings Per Share: Adjusted diluted earnings per share was $4.00 in the third quarter of fiscal 2025, a 19.8 percent increase compared to $3.34 in the previous fiscal year’s third quarter.

•Diluted Shares Outstanding: No adjustments were made to the GAAP presentation of diluted shares outstanding. Diluted weighted average shares outstanding for the third quarter of fiscal 2025 were 195.2 million, a decrease of 2.4 percent versus the prior year third quarter primarily due to share repurchases.

Segment Discussion

    The Company is organized geographically based upon the products and services it provides to its customers under two reportable segments: U.S. Healthcare Solutions and International Healthcare Solutions.

U.S. Healthcare Solutions

    U.S. Healthcare Solutions revenue was $72.9 billion in the third quarter of fiscal 2025, an increase of 8.5 percent compared to the same quarter in the previous fiscal year due to overall market growth primarily driven by unit volume growth, including increased sales of products labeled for diabetes and/or weight loss in the GLP-1 class and specialty products to physician practices and health systems. Segment operating income of $0.9 billion in the third quarter of fiscal 2025 was up 29.1 percent compared to the same quarter in the previous fiscal year primarily due to the increase in gross profit, as a result of increased product sales and the January 2025 acquisition of RCA, offset in part by the increase in operating expenses.

International Healthcare Solutions

    International Healthcare Solutions revenue was $7.8 billion in the third quarter of fiscal 2025, an increase of 10.5 percent compared to the previous fiscal year’s third quarter. Segment operating income in the third quarter of fiscal 2025 was $156.2 million, a decrease of 12.9 percent, primarily due to lower operating income at our global specialty logistics business and our specialized consulting services business. On a constant currency basis, International Healthcare Solutions revenue increased by 8.8 percent in the third quarter of fiscal 2025 compared to the previous fiscal year’s third quarter, while segment operating income decreased by 16.2 percent.

Recent Company Highlights & Milestones

•Good Neighbor Pharmacy, Cencora’s national franchise for independent pharmacies, brought together in July 2025 more than 4,000 community pharmacy owners, industry experts and partners for its 14th annual ThoughtSpot, the flagship tradeshow and conference serving as a celebration of Good Neighbor Pharmacy and its member pharmacies.
Fiscal Year 2025 Expectations

The Company does not provide forward-looking guidance on a GAAP basis as to certain financial information, where the probable significance of the information cannot be determined, is not available or cannot be reasonably estimated. Please refer to the Supplemental Information Regarding Non-GAAP Financial Measures following the tables for additional information.

Fiscal Year 2025 Expectations on an Adjusted (non-GAAP) Basis

Cencora is now updating its fiscal year 2025 financial guidance primarily to reflect stronger earnings growth in the U.S. Healthcare Solutions segment. The Company now expects:

•Revenue growth to be approximately 9 percent, from the previous range of 8 to 10 percent;
◦U.S. Healthcare Solutions segment revenue growth to be in the range of 9 to 10 percent, from the previous range of 9 to 11 percent;
◦International Healthcare Solutions segment revenue growth to be in the range of 6 to 7 percent, from the previous range of 3 to 4 percent;
▪On a constant currency basis, International Healthcare Solutions segment revenue growth to be in the range of 7 to 8 percent, from the previous range of 6 to 8 percent; and

•Adjusted diluted EPS to be in the range of $15.85 to $16.00, from the previous range of $15.70 to $15.95.

Additional expectations now include:

•Adjusted consolidated operating income growth to be in the range of 15 to 16 percent, from the previous range of 13.5 to 15.5 percent;
◦U.S. Healthcare Solutions segment operating income growth to be in the range of 20 to 21 percent, from the previous range of 17.5 to 19.5 percent;
◦International Healthcare Solutions segment operating income decline of approximately 6 percent, from the previous range of a decline of 1 to 4 percent;
▪On a constant currency basis, International Healthcare Solutions segment operating income decline of approximately 5 percent, from the previous range of a decline of 3 percent to flat; and

•Adjusted effective tax rate to be in the range of 20.5 to 21 percent, from the prior expectation of approximately 21 percent.

All other previously communicated aspects of the Company’s fiscal year 2025 consolidated financial guidance and assumptions remain the same.

Dividend Declaration

    The Company’s Board of Directors declared a quarterly cash dividend of $0.55 per common share, payable September 3, 2025, to stockholders of record at the close of business on August 15, 2025.

Conference Call & Slide Presentation

The Company will host a conference call to discuss its operating results at 8:30 a.m. ET on August 6, 2025. A slide presentation for investors has also been posted on the Company’s website at investor.cencora.com. Participating in the conference call will be:

•Robert P. Mauch, President & Chief Executive Officer
•James F. Cleary, Executive Vice President & Chief Financial Officer

The dial-in number for the live call will be +1 (833) 470-1428. From outside the United States and Canada, dial +1 (404) 975-4839. The access code for the call will be 015103. The live call will also be webcast via the Company’s website at investor.cencora.com. Users are encouraged to log on to the webcast approximately 10 minutes in advance of the scheduled start time of the call.

    Replays of the call will be made available via telephone and webcast. A replay of the webcast will be posted on investor.cencora.com approximately one hour after the completion of the call and will remain available for one year. The telephone replay will also be available approximately one hour after the completion of the call and will remain available for seven days. To access the telephone replay from within the U.S. and Canada, dial +1 (866) 813-9403. From outside the United States, dial +1 (929) 458-6194. The access code for the replay is 676245.

Upcoming Investor Events

Cencora management will be attending the following investor events in the coming months:

•Wells Fargo Healthcare Conference, September 5, 2025;
•Baird Healthcare Conference, September 9, 2025;
•Morgan Stanley Global Healthcare Conference, September 10, 2025; and
•Nephron Healthcare Summit, September 16, 2025.

Please check the website for updates regarding the timing of the live presentation webcasts, if any, and for replay information.

About Cencora

Cencora is a leading global pharmaceutical solutions organization centered on improving the lives of people and animals around the world. We partner with pharmaceutical innovators across the value chain to facilitate and optimize market access to therapies. Care providers depend on us for the secure, reliable delivery of pharmaceuticals, healthcare products, and solutions. Our 51,000+ worldwide team members contribute to positive health outcomes through the power of our purpose: We are united in our responsibility to create healthier futures. Cencora is ranked #10 on the Fortune 500 and #18 on the Global Fortune 500 with more than $290 billion in annual revenue. Learn more at investor.cencora.com

Cencora’s Cautionary Note Regarding Forward-Looking Statements

Certain of the statements contained in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Securities Exchange Act”). Words such as “aim,” “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “on track,” “opportunity,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “strive,” “sustain,” “synergy,” “target,” “will,” “would” and similar expressions are intended to identify such forward-looking statements, but the absence of these words does not mean the statement is not forward-looking. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances and speak only as of the date hereof. These statements are not guarantees of future performance and are based on assumptions and estimates that could prove incorrect or could cause actual results to vary materially from those indicated. A more detailed discussion of the risks and uncertainties that could cause our actual results to differ materially from those indicated is included (i) in the "Risk Factors" and "Management's Discussion and Analysis" sections in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2024 and elsewhere in that report and (ii) in other reports filed by the Company pursuant to the Securities Exchange Act. The Company undertakes no obligation to publicly update or revise any forward-looking statements, except as required by the federal securities laws.

CENCORA, INC.
FINANCIAL SUMMARY
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30, 2025	% of Revenue	Three Months Ended June 30, 2024	% of Revenue	% Change
Revenue	$80,663,532		$74,241,353		8.7%

Cost of goods sold	77,756,417		71,830,576		8.2%

Gross profit [1]	2,907,115	3.60%	2,410,777	3.25%	20.6%

Operating expenses:
Distribution, selling, and administrative	1,672,881	2.07%	1,383,206	1.86%	20.9%
Depreciation and amortization	253,995	0.31%	272,595	0.37%	(6.8)%
Litigation and opioid-related expenses	17,974		14,485
Acquisition-related deal and integration expenses [2]	52,838		25,758
Restructuring and other expenses	41,773		42,257
Total operating expenses	2,039,461	2.53%	1,738,301	2.34%	17.3%

Operating income	867,654	1.08%	672,476	0.91%	29.0%

Other (income) loss, net [3]	(110,417)		12,814
Interest expense, net	81,794		31,328		161.1%

Income before income taxes	896,277	1.11%	628,334	0.85%	42.6%

Income tax expense	206,528		140,740

Net income	689,749	0.86%	487,594	0.66%	41.5%

Net income attributable to noncontrolling interests	(2,347)		(4,131)

Net income attributable to Cencora, Inc.	$687,402	0.85%	$483,463	0.65%	42.2%

Earnings per share:
Basic	$3.55		$2.44		45.5%
Diluted	$3.52		$2.42		45.5%

Weighted average common shares outstanding:
Basic	193,822		198,260		(2.2)%
Diluted	195,230		200,047		(2.4)%
 ________________________________________
1    Includes a $9.5 million gain from antitrust litigation settlements, a $52.1 million LIFO credit, and Turkey foreign currency remeasurement expense of $14.8 million in the three months ended June 30, 2025. Includes a $51.6 million gain from antitrust litigation settlements, a $6.8 million LIFO expense, and Turkey foreign currency remeasurement expense of $3.6 million in the three months ended June 30, 2024.
2 In connection with the acquisition of RCA, certain physicians and members of management retained equity or were granted incentive units in RCA. These equity units are subject to expense adjustments, including fair value adjustments, and as a result the Company recorded $37.5 million of expense adjustments in the three months ended June 30, 2025.
3 Includes $39.7 million for the Company’s portion of an equity method investment’s gain on the sale of a business, a $27.3 million gain on the remeasurement of an equity investment, and a $26.0 million currency remeasurement gain of the deferred tax assets relating to 2020 Swiss tax reform for the three months ended June 30, 2025. Includes a $13.3 million loss on the remeasurement of an equity investment in the three months ended June 30, 2024.

CENCORA, INC.
FINANCIAL SUMMARY
(in thousands, except per share data)
(unaudited)

	Nine Months Ended June 30, 2025	% of Revenue	Nine Months Ended June 30, 2024	% of Revenue	% Change
Revenue	$237,604,265		$214,908,493		10.6%

Cost of goods sold	229,079,303		207,490,881		10.4%

Gross profit [1]	8,524,962	3.59%	7,417,612	3.45%	14.9%

Operating expenses:
Distribution, selling, and administrative	4,744,976	2.00%	4,170,763	1.94%	13.8%
Depreciation and amortization	792,305	0.33%	814,930	0.38%	(2.8)%
Litigation and opioid-related expenses, net [2]	46,263		161,553
Acquisition-related deal and integration expenses [3]	190,930		69,431
Restructuring and other expenses	140,390		152,325
Total operating expenses	5,914,864	2.49%	5,369,002	2.50%	10.2%

Operating income	2,610,098	1.10%	2,048,610	0.95%	27.4%

Other (income) loss, net [4]	(48,997)		33,790
Interest expense, net	213,715		136,022		57.1%

Income before income taxes	2,445,380	1.03%	1,878,798	0.87%	30.2%

Income tax expense	544,495		366,991

Net income	1,900,885	0.80%	1,511,807	0.70%	25.7%

Net income attributable to noncontrolling interests	(7,012)		(6,069)

Net income attributable to Cencora, Inc.	$1,893,873	0.80%	$1,505,738	0.70%	25.8%

Earnings per share:
Basic	$9.77		$7.56		29.2%
Diluted	$9.70		$7.49		29.5%

Weighted average common shares outstanding:
Basic	193,794		199,253		(2.7)%
Diluted	195,172		201,025		(2.9)%
 ________________________________________
1 Includes a $231.0 million gain from antitrust litigation settlements, a $19.9 million LIFO credit, and Turkey foreign currency remeasurement expense of $36.4 million in the nine months ended June 30, 2025. Includes a $108.6 million gain from antitrust litigation settlements, a $64.4 million LIFO credit, and Turkey foreign currency remeasurement expense of $43.9 million in the nine months ended June 30, 2024.
2 The nine months ended June 30, 2024 includes a $214.0 million opioid litigation accrual, offset in part by a $92.2 million opioid settlement accrual reduction primarily as a result of the Company's prepayment of the net present value of a future obligation as permitted under its opioid settlement agreements.
3 In connection with the acquisition of RCA, certain physicians and members of management retained equity or were granted incentive units in RCA. These equity units are subject to expense adjustments, including fair value adjustments, and as a result the Company recorded $74.9 million of expense adjustments in the nine months ended June 30, 2025.

4 Includes $39.7 million for the Company’s portion of an equity method investment’s gain on the sale of a business, a $30.6 million gain on the remeasurement of an equity investment, a $15.7 million currency remeasurement gain on the deferred tax assets relating to 2020 Swiss tax reform, and a $35.5 million loss on the divestiture of non-core businesses in the nine months ended June 30, 2025. Includes a $24.8 million loss on the remeasurement of an equity investment in the nine months ended June 30, 2024.

CENCORA, INC.
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30, 2025
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Income Attributable to Cencora	Diluted Earnings Per Share
GAAP	$2,907,115	$2,039,461	$867,654	$896,277	$206,528	$687,402	$3.52
Gains from antitrust litigation settlements	(9,495)	—	(9,495)	(9,495)	7,668	(17,163)	(0.09)
LIFO credit	(52,058)	—	(52,058)	(52,058)	(13,377)	(38,681)	(0.20)
Turkey highly inflationary impact	14,776	—	14,776	16,799	—	16,799	0.09
Acquisition-related intangibles amortization	—	(124,869)	124,869	124,869	15,241	108,848	0.56
Litigation and opioid-related expenses	—	(17,974)	17,974	17,974	2,868	15,106	0.08
Acquisition-related deal and integration expenses	—	(52,838)	52,838	52,838	(944)	53,782	0.28
Restructuring and other expenses	—	(41,773)	41,773	41,773	5,203	36,570	0.19
Gain on equity method investment [1]	—	—	—	(39,718)	—	(39,718)	(0.20)
Gain on remeasurement of equity investment	—	—	—	(27,259)	(4,671)	(22,588)	(0.12)
Other, net	—	—	—	(6,748)	(1,962)	(4,786)	(0.02)
Tax reform [2]	—	—	—	(26,006)	(11,780)	(14,226)	(0.07)
Adjusted Non-GAAP	$2,860,338	$1,802,007	$1,058,331	$989,246	$204,774	$781,345	$4.00	[3]

Adjusted Non-GAAP % change vs. prior year quarter	20.7%	20.8%	20.6%	16.1%	14.5%	16.9%	19.8%

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	3.60%	3.55%
Operating expenses	2.53%	2.23%
Operating income	1.08%	1.31%

________________________________________

1 Represents the Company's portion of an equity method investment's gain on the sale of a business.

2 Tax reform includes the foreign currency remeasurement of Swiss deferred tax assets arising from 2020 Swiss tax reform and the amortization of those deferred tax assets.

3 The sum of the components does not equal the total due to rounding.

Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

CENCORA, INC.
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended June 30, 2024
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Income Attributable to Cencora	Diluted Earnings Per Share
GAAP	$2,410,777	$1,738,301	$672,476	$628,334	$140,740	$483,463	$2.42
Gains from antitrust litigation settlements	(51,605)	—	(51,605)	(51,605)	(12,095)	(39,510)	(0.20)
LIFO expense	6,839	—	6,839	6,839	2,499	4,340	0.02
Turkey highly inflationary impact	3,636	—	3,636	4,535	—	4,535	0.02
Acquisition-related intangibles amortization	—	(163,850)	163,850	163,850	36,729	126,687	0.63
Litigation and opioid-related expenses	—	(14,485)	14,485	14,485	4,811	9,674	0.05
Acquisition-related deal and integration expenses	—	(25,758)	25,758	25,758	5,438	20,320	0.10
Restructuring and other expenses	—	(42,257)	42,257	42,257	9,706	32,551	0.16
Loss on remeasurement of equity investment	—	—	—	13,321	—	13,321	0.07
Other, net	—	—	—	4,638	820	3,818	0.02
Tax reform [1]	—	—	—	(536)	(9,753)	9,217	0.05
Adjusted Non-GAAP	$2,369,647	$1,491,951	$877,696	$851,876	$178,895	$668,416	$3.34

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	3.25%	3.19%
Operating expenses	2.34%	2.01%
Operating income	0.91%	1.18%

________________________________________

1 Tax reform includes the foreign currency remeasurement of Swiss deferred tax assets arising from 2020 Swiss tax reform and the amortization of those deferred tax assets.

Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

CENCORA, INC.
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Nine Months Ended June 30, 2025
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Income Attributable to Cencora	Diluted Earnings Per Share
GAAP	$8,524,962	$5,914,864	$2,610,098	$2,445,380	$544,495	$1,893,873	$9.70
Gains from antitrust litigation settlements	(231,011)	—	(231,011)	(231,011)	(53,024)	(177,987)	(0.91)
LIFO credit	(19,913)	—	(19,913)	(19,913)	(4,570)	(15,343)	(0.08)
Turkey highly inflationary impact	36,410	—	36,410	42,859	—	42,859	0.22
Acquisition-related intangibles amortization	—	(426,736)	426,736	426,736	97,948	326,823	1.67
Litigation and opioid-related expenses	—	(46,263)	46,263	46,263	10,619	35,644	0.18
Acquisition-related deal and integration expenses	—	(190,930)	190,930	190,930	26,627	164,303	0.84
Restructuring and other expenses	—	(140,390)	140,390	140,390	32,223	108,167	0.55
Gain on equity method investment [1]	—	—	—	(39,718)	—	(39,718)	(0.20)
Gain on remeasurement of equity investment	—	—	—	(30,559)	(4,671)	(25,888)	(0.13)
Loss on divestiture of non-core businesses	—	—	—	35,539	—	35,539	0.18
Other, net	—	—	—	4,246	(87)	4,333	0.02
Tax reform [2]	—	—	—	(15,657)	(34,822)	19,165	0.10
Adjusted Non-GAAP	$8,310,448	$5,110,545	$3,199,903	$2,995,485	$614,738	$2,371,770	$12.15	[3]

Adjusted Non-GAAP % change vs. prior year	14.0%	13.8%	14.4%	12.6%	10.2%	13.2%	16.6%

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	3.59%	3.50%
Operating expenses	2.49%	2.15%
Operating income	1.10%	1.35%

________________________________________
1 Represents the Company's portion of an equity method investment's gain on the sale of a business.

2 Tax reform includes the foreign currency remeasurement of Swiss deferred tax assets arising from 2020 Swiss tax reform and the amortization of those deferred tax assets.

3 The sum of the components does not equal the total due to rounding.

Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

CENCORA, INC.
GAAP TO NON-GAAP RECONCILIATIONS
(in thousands, except per share data)
(unaudited)

	Nine Months Ended June 30, 2024
	Gross Profit	Operating Expenses	Operating Income	Income Before Income Taxes	Income Tax Expense	Net Income Attributable to Cencora	Diluted Earnings Per Share
GAAP	$7,417,612	$5,369,002	$2,048,610	$1,878,798	$366,991	$1,505,738	$7.49
Gains from antitrust litigation settlements	(108,567)	—	(108,567)	(108,567)	(26,810)	(81,757)	(0.41)
LIFO credit	(64,441)	—	(64,441)	(64,441)	(15,914)	(48,527)	(0.24)
Turkey highly inflationary impact	43,915	—	43,915	44,664	—	44,664	0.22
Acquisition-related intangibles amortization	—	(494,373)	494,373	494,373	122,086	370,985	1.85
Litigation and opioid-related expenses, net [1]	—	(161,553)	161,553	161,553	43,876	117,677	0.59
Acquisition-related deal and integration expenses	—	(69,431)	69,431	69,431	17,146	52,285	0.26
Restructuring and other expenses	—	(152,325)	152,325	152,325	33,622	118,703	0.59
Loss on remeasurement of equity investment	—	—	—	24,752	—	24,752	0.12
Other, net	—	—	—	11,010	1,627	9,383	0.05
Tax reform and discrete tax items [2]	—	—	—	(3,991)	14,989	(18,980)	(0.09)
Adjusted Non-GAAP	$7,288,519	$4,491,320	$2,797,199	$2,659,907	$557,613	$2,094,923	$10.42	3

Percentages of Revenue:	GAAP	Adjusted Non-GAAP
Gross profit	3.45%	3.39%
Operating expenses	2.50%	2.09%
Operating income	0.95%	1.30%
________________________________________

1 Includes a $214.0 million opioid litigation accrual, offset in part by a $92.2 million opioid settlement accrual reduction primarily as a result of the Company's prepayment of the net present value of a future obligation as permitted under its opioid settlement agreements.

2 Includes a tax benefit attributable to an adjustment of the Swiss valuation allowance (due to an increase in projected Swiss income and DTA utilization) and the foreign currency remeasurement of Swiss deferred tax assets arising from 2020 Swiss tax reform and the amortization of those deferred tax assets.

3 The sum of the components does not equal the total due to rounding.

Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

CENCORA, INC.
SUMMARY SEGMENT INFORMATION
(in thousands)
(unaudited)

	Three Months Ended June 30,
Revenue	2025	2024	% Change
U.S. Healthcare Solutions	$72,876,563	$67,191,598	8.5%
International Healthcare Solutions	7,790,438	7,051,876	10.5%
Intersegment eliminations	(3,469)	(2,121)
Revenue	$80,663,532	$74,241,353	8.7%

	Three Months Ended June 30,
Operating income	2025	2024	% Change
U.S. Healthcare Solutions	$901,793	$698,305	29.1%
International Healthcare Solutions	156,222	179,391	(12.9)%
Intersegment eliminations	316	—
Total segment operating income	1,058,331	877,696	20.6%

Gains from antitrust litigation settlements	9,495	51,605
LIFO credit (expense)	52,058	(6,839)
Turkey highly inflationary impact	(14,776)	(3,636)
Acquisition-related intangibles amortization	(124,869)	(163,850)
Litigation and opioid-related expenses	(17,974)	(14,485)
Acquisition-related deal and integration expenses	(52,838)	(25,758)
Restructuring and other expenses	(41,773)	(42,257)
Operating income	$867,654	$672,476	29.0%

Percentages of Revenue:

U.S. Healthcare Solutions
Gross profit	2.79%	2.30%
Operating expenses	1.55%	1.26%
Operating income	1.24%	1.04%

International Healthcare Solutions
Gross profit	10.66%	11.68%
Operating expenses	8.65%	9.14%
Operating income	2.01%	2.54%

Cencora, Inc. (GAAP)
Gross profit	3.60%	3.25%
Operating expenses	2.53%	2.34%
Operating income	1.08%	0.91%

Cencora, Inc. (Non-GAAP)
Adjusted gross profit	3.55%	3.19%
Adjusted operating expenses	2.23%	2.01%
Adjusted operating income	1.31%	1.18%

Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

CENCORA, INC.
SUMMARY SEGMENT INFORMATION
(in thousands)
(unaudited)

	Nine Months Ended June 30,
Revenue	2025	2024	% Change
U.S. Healthcare Solutions	$215,193,522	$193,668,297	11.1%
International Healthcare Solutions	22,421,335	21,245,488	5.5%
Intersegment eliminations	(10,592)	(5,292)
Revenue	$237,604,265	$214,908,493	10.6%

	Nine Months Ended June 30,
Operating income	2025	2024	% Change
U.S. Healthcare Solutions	$2,702,287	$2,237,493	20.8%
International Healthcare Solutions	497,616	559,706	(11.1)%
Total segment operating income	3,199,903	2,797,199	14.4%

Gains from antitrust litigation settlements	231,011	108,567
LIFO credit	19,913	64,441
Turkey highly inflationary impact	(36,410)	(43,915)
Acquisition-related intangibles amortization	(426,736)	(494,373)
Litigation and opioid-related expenses, net	(46,263)	(161,553)
Acquisition-related deal and integration expenses	(190,930)	(69,431)
Restructuring and other expenses	(140,390)	(152,325)
Operating income	$2,610,098	$2,048,610	27.4%

Percentages of Revenue:

U.S. Healthcare Solutions
Gross profit	2.71%	2.48%
Operating expenses	1.46%	1.32%
Operating income	1.26%	1.16%

International Healthcare Solutions
Gross profit	11.05%	11.73%
Operating expenses	8.83%	9.10%
Operating income	2.22%	2.63%

Cencora, Inc. (GAAP)
Gross profit	3.59%	3.45%
Operating expenses	2.49%	2.50%
Operating income	1.10%	0.95%

Cencora, Inc. (Non-GAAP)
Adjusted gross profit	3.50%	3.39%
Adjusted operating expenses	2.15%	2.09%
Adjusted operating income	1.35%	1.30%

Note: For more information related to non-GAAP financial measures, refer to the section titled “Supplemental Information Regarding Non-GAAP Financial Measures” of this release.

CENCORA, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30,	September 30,
	2025	2024
ASSETS

Current assets:
Cash and cash equivalents	$2,231,852	$3,132,648
Accounts receivable, net	24,561,733	23,871,815
Inventories	20,137,849	18,998,833
Right to recover assets	1,431,363	1,175,871
Prepaid expenses and other	451,364	538,646
Total current assets	48,814,161	47,717,813

Property and equipment, net	2,431,376	2,181,410
Goodwill and other intangible assets	18,255,111	13,319,073
Deferred income taxes	228,287	246,348
Other long-term assets	4,227,970	3,637,023

Total assets	$73,956,905	$67,101,667

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$51,043,874	$50,942,162
Accrued expenses and other	2,717,373	2,758,560
Short-term debt	196,787	576,331
Total current liabilities	53,958,034	54,277,053

Long-term debt	8,043,699	3,811,745

Accrued income taxes	306,297	291,796
Deferred income taxes	1,614,723	1,643,746
Accrued litigation liability	4,284,602	4,296,902
Other long-term liabilities	3,539,659	1,993,683

Total equity	2,209,891	786,742

Total liabilities and stockholders’ equity	$73,956,905	$67,101,667

CENCORA, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended June 30,
	2025	2024
Operating Activities:
Net income	$1,900,885	$1,511,807
Adjustments to reconcile net income to net cash provided by operating activities	1,036,481	897,333
Changes in operating assets and liabilities, excluding the effects of acquisitions and divestitures:
Accounts receivable	(977,608)	(3,085,563)
Inventories	(949,881)	(835,633)
Accounts payable	(61,892)	4,112,542
Other, net	(206,282)	(116,180)
Net cash provided by operating activities	741,703	2,484,306

Investing Activities:
Capital expenditures	(418,169)	(304,849)
Cost of acquired companies, net of cash acquired	(4,004,220)	(24,487)
Cost of equity investments	(193,792)	(14,981)
Non-customer note receivable	(34,814)	(50,000)
Other, net	(4,358)	18,106
Net cash used in investing activities	(4,655,353)	(376,211)

Financing Activities:
Net debt borrowings [1]	3,777,905	(31,921)
Purchases of common stock	(435,471)	(986,388)
Exercises of stock options	22,613	31,560
Cash dividends on common stock	(329,569)	(315,223)
Employee tax withholdings related to restricted share vesting	(77,674)	(60,121)
Other, net	(24,908)	(11,641)
Net cash provided by (used in) financing activities	2,932,896	(1,373,734)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(41,800)	(10,854)

(Decrease) increase in cash, cash equivalents, and restricted cash	(1,022,554)	723,507

Cash, cash equivalents, and restricted cash at beginning of period [2]	3,297,880	2,752,889

Cash, cash equivalents, and restricted cash at end of period [2]	$2,275,326	$3,476,396

________________________________________
1 Includes the issuance of $1.8 billion of senior notes and a $1.5 billion term loan to finance a portion of the January 2, 2025 acquisition of Retina Consultants of America and the issuance of $1.1 billion of senior notes, offset in part by the repayment of $500 million of senior notes and a $200 million repayment of the term loan.
2 The following represents a reconciliation of cash and cash equivalents in the Condensed Consolidated Balance Sheets to cash, cash equivalents, and restricted cash in the Condensed Consolidated Statements of Cash Flows:

	June 30, 2025	September 30, 2024	June 30, 2024	September 30, 2023
Cash and cash equivalents	$2,231,852	$3,132,648	$3,306,200	$2,592,051
Restricted cash (included in Prepaid Expenses and Other)	43,474	98,596	104,463	97,722
Restricted cash (included in Other Long-Term Assets)	—	66,636	65,733	63,116
Cash, cash equivalents, and restricted cash	$2,275,326	$3,297,880	$3,476,396	$2,752,889

SUPPLEMENTAL INFORMATION REGARDING
NON-GAAP FINANCIAL MEASURES

To supplement the financial measures prepared in accordance with U.S. generally accepted accounting principles (GAAP), the Company uses the non-GAAP financial measures described below. The non-GAAP financial measures should be viewed in addition to, and not in lieu of, financial measures calculated in accordance with GAAP. These supplemental measures may vary from, and may not be comparable to, similarly titled measures by other companies.

The non-GAAP financial measures are presented because management uses non-GAAP financial measures to evaluate the Company’s operating performance, to perform financial planning, and to determine incentive compensation. Therefore, the Company believes that the presentation of non-GAAP financial measures provides useful supplementary information to, and facilitates additional analysis by, investors. The presented non-GAAP financial measures exclude items that management does not believe reflect the Company’s core operating performance because such items are outside the control of the Company or are inherently unusual, non-operating, unpredictable, non-recurring, or non-cash. We have included the following non-GAAP earnings-related financial measures in this release:

•Adjusted gross profit and adjusted gross profit margin: Adjusted gross profit is a non-GAAP financial measure that excludes gains from antitrust litigation settlements, LIFO expense (credit), and Turkey highly inflationary impact. Adjusted gross profit margin is the ratio of adjusted gross profit to total revenue. Management believes that these non-GAAP financial measures are useful to investors as a supplemental measure of the Company’s ongoing operating performance. Gains from antitrust litigation settlements, LIFO expense (credit), and Turkey highly inflationary impact are excluded because the Company cannot control the amounts recognized or timing of these items. Gains from antitrust litigation settlements relate to the settlement of lawsuits that have been filed against brand pharmaceutical manufacturers alleging that the manufacturer, by itself or in concert with others, took improper actions to delay or prevent generic drugs from entering the market. LIFO expense (credit) is affected by changes in inventory quantities, product mix, and manufacturer pricing practices, which may be impacted by market and other external influences.

•Adjusted operating expenses and adjusted operating expense margin: Adjusted operating expenses is a non-GAAP financial measure that excludes acquisition-related intangibles amortization; litigation and opioid-related expenses, net; acquisition-related deal and integration expenses; and restructuring and other expenses. Adjusted operating expense margin is the ratio of adjusted operating expenses to total revenue. Acquisition-related intangibles amortization is excluded because it is a non-cash item and does not reflect the operating performance of the acquired companies. We exclude acquisition-related deal and integration expenses and restructuring and other expenses that relate to unpredictable and/or non-recurring business activities. We exclude the amount of litigation and opioid-related expenses, net that is unusual, non-operating, unpredictable, non-recurring or non-cash in nature because we believe these exclusions facilitate the analysis of our ongoing operational performance.

•Adjusted operating income and adjusted operating income margin: Adjusted operating income is a non-GAAP financial measure that excludes the same items that are described above and excluded from adjusted gross profit and adjusted operating expenses. Adjusted operating income margin is the ratio of adjusted operating income to total revenue. Management believes that these non-GAAP financial measures are useful to investors as a supplemental way to evaluate the Company’s performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•Adjusted income before income taxes: Adjusted income before income taxes is a non-GAAP financial measure that excludes the same items that are described above and excluded from adjusted operating income. In addition, the gain (loss) on remeasurement of an equity investment, the loss on the divestiture of non-core businesses, the Company’s portion of an equity method investment’s gain on the sale of a business, and the gain (loss) on the currency remeasurement of the deferred tax asset relating to 2020 Swiss tax reform are excluded from adjusted income before income taxes because these amounts are unusual, non-operating, and non-recurring. Management believes that this non-GAAP financial measure is useful to investors because it facilitates the calculation of the Company’s adjusted effective tax rate.

•Adjusted income tax expense: Adjusted income tax expense is a non-GAAP financial measure that excludes the income tax expense associated with the same items that are described above and excluded from adjusted income before income taxes. Certain discrete tax expense (benefits) are also excluded from adjusted income tax expense. Further, the amortization of deferred tax assets relating to 2020 Swiss tax reform is excluded from adjusted income tax expense. Management believes that this non-GAAP financial measure is useful to investors as a supplemental way to evaluate the Company’s performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•Adjusted effective tax rate: Adjusted effective tax rate is a non-GAAP financial measure that is determined by dividing adjusted income tax expense by adjusted income before income taxes. Management believes that this non-GAAP financial measure is useful to investors because it presents an effective tax rate that does not reflect unusual, non-operating, unpredictable, non-recurring, or non-cash amounts or items that are outside the control of the Company.

•Adjusted net income attributable to Cencora: Adjusted net income attributable to the Company is a non-GAAP financial measure that excludes the same items that are described above. Management believes that this non-GAAP financial measure is useful to investors as a supplemental way to evaluate the Company’s performance because the adjustments are unusual, non-operating, unpredictable, non-recurring or non-cash in nature.

•Adjusted diluted earnings per share: Adjusted diluted earnings per share excludes the per share impact of adjustments including gains from antitrust litigation settlements; LIFO expense (credit); Turkey highly inflationary impact; acquisition-related intangibles amortization; litigation and opioid-related expenses, net; acquisition-related deal and integration expenses; restructuring and other expenses; the gain (loss) on remeasurement of an equity investment; the loss on the divestiture of non-core businesses; the Company’s portion of an equity method investment’s gain on the sale of a business; and the gain (loss) on the currency remeasurement related to 2020 Swiss tax reform, in each case net of the tax effect calculated using the applicable effective tax rate for those items. In addition, the per share impact of certain discrete tax items and the per share impact of the amortization of deferred tax assets relating to 2020 Swiss tax reform are also excluded from adjusted diluted earnings per share. Management believes that this non-GAAP financial measure is useful to investors because it eliminates the per share impact of the items that are outside the control of the Company or that we consider to not be indicative of our ongoing operating performance due to their inherent unusual, non-operating, unpredictable, non-recurring, or non-cash nature.

•Adjusted Free Cash Flow: Adjusted free cash flow is a non-GAAP financial measure defined as net cash provided by operating activities, excluding significant unpredictable or non-recurring cash payments or receipts relating to legal settlements, minus capital expenditures. Adjusted free cash flow is used internally by management for measuring operating cash flow generation and setting performance targets and has historically been used as one of the means of providing guidance on possible future cash flows. For the nine months ended June 30, 2025, adjusted free cash flow of $92.5 million consisted of net cash provided by operating activities of $741.7 million, minus capital expenditures of $418.2 million and gains from antitrust litigation settlements of $231.0 million. The Company does not provide forward looking guidance on a GAAP basis for free cash flow because the timing and amount of favorable and unfavorable settlements excluded from this metric, the probable significance of which cannot be determined, are unavailable and cannot be reasonably estimated.

The Company also presents certain information related to current period operating results in “constant currency,” which is a non-GAAP financial measure. These amounts are calculated by translating current period results at the foreign currency exchange rates used in the comparable period in the prior year. The Company presents such constant currency financial information because it has significant operations outside of the United States reporting in currencies other than the U.S. dollar and this presentation provides a framework to assess how its business performed excluding the impact of foreign currency exchange rate fluctuations. For the third quarter of fiscal 2025, (i) revenue of $80.7 billion was positively impacted by foreign currency translation of $116.3 million, resulting in revenue on a constant currency basis of $80.5 billion, and (ii) adjusted operating income of $1,058.3 million was positively impacted by foreign currency translation of $5.9 million, resulting in adjusted operating income on a constant currency basis of $1,052.5 million. For the third quarter of fiscal 2025 in the International Healthcare Solutions segment, (i) revenue of $7.8 billion was positively impacted by foreign currency translation of $116.3 million, resulting in revenue on a constant currency basis of $7.7 billion, and (ii) operating income of $156.2 million was positively impacted by foreign currency translation of $5.9 million, resulting in operating income on a constant currency basis of $150.4 million. For the nine months ended June 30, 2025 (i) revenue of $237.6 billion was negatively impacted by foreign currency translation of $458.1 million, resulting in revenue on a constant currency basis of $238.1 billion, and (ii) adjusted operating income of $3,199.9 million was negatively impacted by foreign currency translation of $12.5 million, resulting in operating income on a constant currency basis of $3,212.4 million. For the nine months ended June 30, 2025, in the International Healthcare Solutions segment, (i) revenue of $22.4 billion was negatively impacted by foreign currency translation of $458.1 million, resulting in revenue on a constant currency basis of $22.9 billion, and (ii) operating income of $497.6 million was negatively impacted by foreign currency translation of $12.5 million, resulting in operating income on a constant currency basis of $510.1 million.

In addition, the Company has provided non-GAAP fiscal year 2025 guidance for diluted earnings per share, operating     income, effective income tax rate, and free cash flow that excludes the same or similar items as those that are excluded from the historical non-GAAP financial measures, as well as significant items that are outside the control of the Company or inherently unusual, non-operating, unpredictable, non-recurring or non-cash in nature. The Company does not provide forward looking guidance on a GAAP basis for such metrics because certain financial information, the probable significance of which cannot be determined, is not available and cannot be reasonably estimated. For example, LIFO expense (credit) is largely dependent upon the future inflation or deflation of brand and generic pharmaceuticals, which is out of the Company’s control, and acquisition-related intangibles amortization depends on the timing and amount of future acquisitions, which cannot be reasonably estimated. Similarly, the timing and amount of favorable and unfavorable settlements, the probable significance of which cannot be determined, are unavailable and cannot be reasonably estimated.

Contacts:    Bennett S. Murphy
        Senior Vice President, Head of Investor Relations and Treasury
bennett.murphy@cencora.com

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